Exhibit 10.1

EXECUTION VERSION

SHARE EXCHANGE AGREEMENT

by and among

SMAAASH ENTERTAINMENT INC.,
as Purchaser,

JED KAPLAN,
as the Owners’ Representative,

SIMPLICITY ESPORTS, LLC,
as the Company,

and

THE EQUITYHOLDERS OF THE COMPANY,

as Company Owners

Dated as of December 21, 2018

TABLE OF CONTENTS:

ARTICLE I. THE SHARE EXCHANGE	1

1.1. Purchase and Sale of Company Interests	1
1.2 Consideration	1
1.3 Failure to Pay	2
1.4 Post-Closing Cash Payment	2
1.5. Employment Agreements	3
1.6. Company Owner Consents	3
1.7. Further Actions	4
1.8. Surrender of Company Securities and Disbursement of Consideration	4

ARTICLE II. CLOSING	4

2.1. Closing	4
2.2. Esports Center	4

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	5

3.1. Organization and Qualification	5
3.2. Authorization; Corporate Documentation	5
3.3. Capitalization	5
3.4. Non-Contravention	6
3.5. Indebtedness	6
3.6 Absence of Liabilities	6
3.7.. Title to and Sufficiency of Assets	6
3.8. Real Property	6
3.9. Personal Property	6
3.10. Intellectual Property	6
3.11. Compliance with Laws	8
3.12. Permits	9
3.13 Litigation	9
3.14. Contracts	9
3.15. Tax Matters	11
3.16. Employees and Labor Matters	11
3.17. Benefit Plans	12
3.18. Insurance	12
3.19. Transactions with Related Persons	13
3.20. Bank Accounts	13
3.21. No Brokers	13
3.22. Full Disclosure	13
3.23. Reliance	13
3.24. No Other Representations and Warranties	13

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF COMPANY OWNERS	14

4.1. Organization and Authorization	14
4.2. Title to Company Interest	14
4.3. Non-Contravention	14
4.4. Litigation	14
4.5. Investment Representations	15
4.6. No Brokers	15
4.7 No Other Representations and Warranties	15

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	16

5.1. Organization and Qualification	16

5.2. Authorization	16
5.3. Non-Contravention	16
5.4. Capitalization	16
5.5. SEC Filings; Financial Statements	17
5.6. Compliance with Laws	17
5.7. No Brokers	17
5.8. Litigation	17
5.9. Absence of Certain Changes or Events	18
5.10. Full Disclosure	19
5.11. No Other Representations and Warranties	19

ARTICLE VI. COVENANTS	19

6.1. Conduct of Business of the Company	19
6.2. Conduct of Business by the Purchaser	21
6.3. Purchase Board of Directors	21
6.4. Further Assurances	21
6.5. Confidentiality	21
6.6. Publicity	22
6.7. Litigation Support	22
6.8. Lock-Up	22
6.9. Access to Information	23
6.10. Reasonable Efforts	24
6.11. Agreement Regarding Intellectual Property	24
6.12. Release and Covenant Not to Sue	25
6.13. Financial Statements	25
6.14. Voting Agreement	25
6.15. Return of Name	25
6.16. Purchaser Shareholder Approval	25
6.17. Trust Accounts	25

ARTICLE VII. INDEMNIFICATION	26

7.1. Survival	26
7.2. Indemnification	26
7.3. Payment	27
7.4. Limitations and General Indemnification Provisions	27
7.5. Indemnification Procedures	27
7.6. Exclusive Remedy	29
7.7. Time Limit	29

ARTICLE VIII. CLOSING CONDITIONS	29

8.1. Conditions of Each Party’s Obligations	29
8.2. Conditions to Obligations of the Company Owners	30
8.3. Conditions to Obligations of the Purchaser	31
8.4. Closing Deliveries	31
8.5. Frustration of Conditions	32

ARTICLE IX. TERMINATION AND EXPENSES	32

9.1. Termination	32
9.2. Effect of Termination	33

ARTICLE X. GENERAL PROVISIONS	33

10.1. Notices	33
10.2. Fees and Expenses	34

2

10.3. Severability	34
10.4. Assignment	34
10.5. No Third-Party Beneficiaries	35
10.6. Amendment; Waiver	35
10.7. Entire Agreement	35
10.8. Remedies	35
10.9. Dispute Resolution	35
10.10. Governing Law; Jurisdiction	36
10.11. Waiver of Jury Trial	36
10.12. Interpretation	36
10.13. Specific Performance; Attorney’s Fees	37
10.14. Counterparts	37
10.15. Owners’ Representative	37

EXHIBITS:

A           Definitions

B           List of Company Owners and Pro-Rata Share

3

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), is made and entered into as of December 21, 2018, by and among (i) SMAAASH ENTERTAINMENT INC., a Delaware corporation (“Purchaser”), (ii) SIMPLICITY ESPORTS, LLC, a Florida limited liability company (the “Company”), (iii) each of the equity holders of the Company as named on Exhibit B hereto (the “Company Owners”), and (iv) Jed Kaplan in the capacity as the representative for the Company Owners in accordance with the terms and conditions of this Agreement (the “Owners’ Representative”).

RECITALS

WHEREAS, the Company Owners own all of the issued and outstanding equity securities of the Company;

WHEREAS, Purchaser desires to purchase from the Company Owners all of the issued and outstanding equity interests of the Company in exchange for newly issued shares of Purchaser Common Stock, subject to the terms and conditions set forth herein;

WHEREAS, the board of directors of the Purchaser has (i) determined that this Agreement and the transactions contemplated hereby are fair, advisable and in the best interests of its shareholders and (ii) approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein; and

WHEREAS, certain capitalized terms used herein are defined in Exhibit A attached hereto;

NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
THE SHARE EXCHANGE

1.1.          Purchase and Sale of Purchased Interests. At the Closing and subject to and upon the terms and conditions of this Agreement, the Company Owners shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Company Owners, all of the issued and outstanding equity interests of the Company (collectively, the “Purchased Interests”), free and clear of all Liens (other than those imposed by applicable securities Laws and those incurred by Purchaser).

1.2.          Consideration. As consideration for the Purchased Interests, Purchaser shall deliver newly issued shares of Purchaser Common Stock to the Company Owners as follows:

(a)          At the Closing, Purchaser shall deliver an aggregate of 300,000 shares of Purchaser Common Stock to the Company Owners (the “Initial Payment”), and on January 7, 2019 the Purchaser shall deliver an additional aggregate of 700,000 shares of Purchaser Common Stock to the Company Owners (the “Second Payment” and, together with the Initial Payment, the “Closing Consideration”);

(b)          Once the Company has at least two (2) fully operational gaming centers in the United States (the “First Payment Condition”), then the Purchaser shall deliver an additional 500,000 shares of Purchaser Common Stock to the Company Owners (the “First Contingent Payment”), which the Purchaser shall only be required to deliver subject to, and as soon as practical after, receipt of the Purchaser Shareholder Approval, if needed;

(c)          If at any point within five years of the Closing the Purchaser Market Capitalization equals at least $20 million (the “Second Payment Condition”), the Company Owners shall be entitled to an additional 750,000 shares of Purchaser Common Stock, which the Purchaser shall only be required to deliver subject to, and as soon as practical after, receipt of the Purchaser Shareholder Approval, if needed (the “Second Contingent Payment”);

(d)          If at any point within five years of the Closing the Purchaser Market Capitalization equals at least $50 million (the “Third Payment Condition”), the Company Owners shall be entitled to an additional 750,000 shares of Purchaser Common Stock, which the Purchaser shall only be required to deliver subject to, and as soon as practical after, receipt of the Purchaser Shareholder Approval, if needed (the “Third Contingent Payment”); and

(e)          The Closing Consideration, First Contingent Payment, Second Contingent Payment and Third Contingent Payment are collectively referred to as the “Consideration”. Each Company Owner shall receive its share of the Consideration as set forth on Exhibit B attached hereto. The Parties acknowledge and agree that the proportion of the overall Consideration as to be received by each Company Owner will change as, when and if the Initial Payment, the Second Payment, the First Contingent Payment, Second Contingent Payment and Third Contingent Payment are paid, and the proportionate receipt of each Company Owner at any point in time shall be determined based on when such determination is being made and depending on which portion(s) of the Consideration have been paid at such time (at any point in time, such share being such Company Owner’s “Pro Rata Share”).

1.3.          Failure to Pay. In the event that the Closing occurs but thereafter (i) the Second Payment is not made, or (ii) the First Payment Condition is satisfied but the First Contingent Payment is not paid for any reason, including, without limitation due to the failure to obtain the Purchaser Shareholder Approval, or (iii) the Second Payment Condition is satisfied but the Second Contingent Payment is not paid for any reason, including, without limitation due to the failure to obtain the Purchaser Shareholder Approval, or (iv) the Third Payment Condition is satisfied but the Third Contingent Payment is not paid for any reason, including, without limitation due to the failure to obtain the Purchaser Shareholder Approval (the events in clauses (i) through (iv) inclusive being a “Return Event”), then, in the event of the occurrence of any such Return Event, the Purchaser shall return to the Owners’ Representative or his designees for no additional consideration and at the cost of the Purchaser (1) the names “Simplicity”, “Simplicity Esports, LLC” and “Simplicity Esports” and, (2) all tradenames and trademarks owned by the Company as of immediately prior to the Closing; and (3) all social media accounts owned, controlled or utilized by the Company as of immediately prior to the Closing; together with all title, right and interest of the Purchaser and the Company in and to each of the foregoing; and the Purchaser and the Company shall thereafter cease all use of the names “Simplicity”, “Simplicity Esports, LLC” and “Simplicity Esports” and all use of all of such returned assets or intellectual property.

1.4.          Post-Closing Cash Payment.

(a)            Prior to the Closing, the Company shall prepare and deliver to the Purchaser a written statement signed by the Chief Financial Officer of the Company, which sets forth the estimated amount of the Company’s Net Working Capital as of the Closing Date (the “Estimated Closing Net Working Capital”).

(b)            Within 15 days following the Closing Date, the Purchaser shall determine the actual Net Working Capital as of the Closing, which shall be subject to the reasonable approval of the Owners’ Representative (the “Actual Closing Net Working Capital”). In the event that the Actual Closing Net Working Capital is in excess of the Estimated Closing Net Working Capital, then the Purchaser shall pay the amount of the Actual Closing Net Working Capital to the Company Owners based on their Pro Rata Share as shown on Exhibit B in the column thereon after payment of the Initial Payment as follows: (i) within five (5) days of determining the Actual Closing Net Working Capital, the Minimum Closing Cash Amount (defined below), and (ii) within a commercially reasonable time frame necessary to convert Company assets to additional cash, the remainder of the Actual Closing Net Working Capital (less the Minimum Closing Cash Amount already paid). In the event that the Actual Closing Net Working Capital is less than the Estimated Closing Net Working Capital, then the Purchaser shall pay the amount of the Actual Closing Net Working Capital to the Company Owners based on their Pro Rata Share, as shown on Exhibit B in the column thereon after payment of the Initial Payment, of such amount.

(c)            At Closing, the Company shall have at least $50,000 (the “Minimum Closing Cash Amount”) available in cash in a Bank Account. The Parties acknowledge and agree that the Company shall distribute all available cash in excess of the Minimum Closing Cash Amount to the Company Owners prior to the Closing.

(d)            “Net Working Capital” means the amount (positive or negative) equal to (i) Current Assets (including the Minimum Closing Cash Amount) minus (ii) Current Liabilities. “Current Assets” means any current assets of the Company as of the close of business on the Closing Date of the type required to be set forth on a balance sheet prepared in accordance with GAAP, consistently applied, including, without limitation, accounts receivable, inventory, marketable securities, prepaid expenses and other liquid assets that can be readily converted to cash. “Current Liabilities” means any current Liabilities and obligations of the Company as of the close of business on the Closing Date of the type required to be set forth on a balance sheet prepared in accordance with GAAP, consistently applied including, without limitation, (i) any Liabilities and obligations of the Company that are required to be accrued pursuant to the terms of this Agreement, and (ii) Liabilities contingent upon the consummation of, or arising in connection with, the transactions contemplated by this Agreement and incurred on or prior to the anticipated Closing, (and any estimates thereof).

1.5.          Employment Agreements. At Closing, (i) the Purchaser shall enter into an employment agreement with Jed Kaplan, in form and substance reasonable acceptable to the Purchaser and Jed Kaplan, for him to serve as the Co-Chief Executive Officer of the Purchaser (the “Kaplan Employment Agreement”) and (ii) the Purchaser shall enter into an employment agreement with Steven Grossman, in form and substance reasonable acceptable to the Purchaser, Owners’ Representative and Steven Grossman, for him to serve as the Chief Executive Officer of the Company (the “Grossman Employment Agreement” and, together with the Kaplan Employment Agreement, the “Employment Agreements”).

1.6.          Company Owner Consents. Each Company Owner hereby consents to the sale of the Purchased Interests and the other transactions contemplated by this Agreement and the Ancillary Documents. Each Company Owner acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Company Owners as may be required pursuant to the applicable provisions of the Company’s Governing Documents, any other agreement in respect of the Company to which such Company Owner is party and all applicable Law. Each Company Owner hereby further waives any appraisal or dissenters’ rights that they might otherwise have under the Company’s Governing Documents or applicable Law.

1.7.          Further Actions. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser full right, title and possession to all issued and outstanding equity interests of the Company, the officers and directors of the Purchaser are fully authorized to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.8.          Surrender of Company Securities and Disbursement of Consideration.

(a)            The Purchaser hereby appoints its transfer agent to act as the exchange agent (the “Exchange Agent”) for the purpose of exchanging Purchaser Common Stock for equity interests of the Company. At the Closing, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Purchaser Common Stock constituting the Initial Payment and direct such shares to be disbursed to the Company Owners.

(b)          Each Company Owner shall be entitled to receive its share of the Consideration in respect of its equity interest in the Company as set forth on Exhibit B attached hereto with respect to each portion of the Consideration then being paid, as soon as reasonably practicable after delivery to the Exchange Agent of a form of assignment of the Purchased Interests transferring such Purchased Interests to the Purchaser as contemplated herein and such other documents as may be reasonably requested by the Exchange Agent. Until so surrendered, each Purchased Interest shall represent after the Closing for all purposes only the right to receive such portion of the Consideration as to which it is entitled.

ARTICLE II
CLOSING

2.1.          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105, on the second (2nd) Business Day after all the conditions to the Closing as set forth in ARTICLE VIII have been satisfied, or waived by the Party for whose benefit such condition(s) exist, or on such other date as agreed to by the Purchaser and the Company (the “Closing Date”). The Closing may take place by conference call and facsimile (or other electronic transmission of signature pages). The Parties agree that to the extent permitted by applicable Law and GAAP, for tax and accounting purposes, the Closing will be deemed effective as of 11:59 pm (New York City time) on the Closing Date.

2.2.          Esports Center. The Parties acknowledge and agree that the Company is currently developing a facility located at 9070 Kimberly Bld. Unit 26, Boca Raton, Florida 33434, which is subject to a lease agreement with the landlord at such location, and which is personally guaranteed by the Owners’ Representative. At the Closing, subject to the consent of the Noteholder and the agreement of the landlord, the Purchaser shall guarantee the obligations of the Company under the lease agreement, and the personal guaranty by the Owners’ Representative shall be released with no further liability to the Owners’ Representative. In addition, the amount of the deposit and the first month’s rent related thereto equal to $9,081.28 shall be replaced by the Company at the Closing and such amount shall be disbursed to the Company Owners proportionately based on their Pro Rata Share as shown on Exhibit B in the column thereon after payment of the Initial Payment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser, other than as set forth in the Disclosure Schedules and referencing the particular section of this ARTICLE III to which the disclosure relates, as of the date hereof and as of the Closing Date, as follows:

3.1.          Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has full power and authority to own the assets owned by it and conduct its business as and where it is being conducted by it, and is duly licensed or qualified to do business and in good standing as a foreign entity in all jurisdictions in which its assets or the operation of its business makes such licensing or qualification necessary, except for such failures to be licensed or qualified or in good standing that individually or in the aggregate that has not and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company does not have and has never had any Subsidiaries, and does not own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person. Other than the name UNDERWORLD ESports, LLC, since the date of its organization, the Company has not been known by or used any corporate, fictitious or other name in the conduct of its business or in connection with the use or operation of its assets.

3.2.          Authorization; Corporate Documentation. The Company has full power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a Party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, including requisite manager approval and equity holder approval of the Company. Each of this Agreement and each Ancillary Document to which the Company is or is required to be a party has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions. The copies of the Governing Documents of the Company, which have been delivered to the Purchaser, are true, complete and correct copies of the Governing Documents of the Company, as amended through and in effect on the date hereof. The minute books and records of the proceedings of the Company, copies of which have been delivered to Purchaser, are true, correct and complete in all material respects.

3.3.          Capitalization. The equity interests of the Company set forth on Exhibit B constitute all of the equity interests of the Company issued and outstanding, as of the date hereof and as of the Closing Date. All of the issued and outstanding equity interests of the Company (i) have been duly and validly issued, (ii) are fully paid and non-assessable and (iii) were not issued in violation of any preemptive rights or rights of first refusal or first offer. There are no issued or outstanding options, warrants or other rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company, or preemptive rights or rights of first refusal or first offer with respect to the equity securities of the Company, nor are there any Contracts, commitments, understandings, arrangements or restrictions to which the Company or any equity holder is a party or bound relating to any equity securities of the Company, whether or not outstanding. Other than the limited liability company operating agreement of the Company, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the equity securities of the Company. All of the equity securities of the Company have been granted, offered, sold and issued in compliance with all applicable corporate and securities Laws.

3.4.          Non-Contravention. Neither the execution, delivery and performance of this Agreement or any Ancillary Documents by the Company, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the Governing Documents of the Company, (b) violate or conflict with any Law or Order to which the Company, its assets or equity interests are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Material Contract, (d) result in the imposition of a Lien on any equity interests or any assets of the Company or (e) to the Knowledge of the Company, require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person.

3.5.          Indebtedness. The Company does not have any Indebtedness as of the Closing.

3.6.          Absence of Liabilities. Except as set forth on Schedule 3.6, the Company is not subject to any Liabilities.

3.7.          Title to and Sufficiency of Assets. The Company has good and marketable title to all of its assets, free and clear of all Liens, other than Permitted Liens. The assets (including Contractual rights and Intellectual Property rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the Company’s business as it is now conducted or that are used or held by the Company for use in the operation of its business, and taken together, are adequate and sufficient for the operation of the Company’s business as currently conducted. Immediately following the Closing, all of the assets of the Company will be owned, leased or available for use by the Company on terms and conditions materially similar to those under which, immediately prior to the Closing, the Company owns, leases, uses or holds available for use such assets.

3.8.          Real Property. The Company has provided the Purchaser with a true and complete copy of all current leases, lease guarantees, agreements and documents, including all amendments, terminations and modifications thereof or waivers thereto, relating to all premises currently leased or subleased by the Company (collectively, the “Company Real Property Leases”), and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms, subject to the Enforceability Exceptions, and are in full force and effect. Schedule 3.8 hereto sets forth a complete list of all Company Real Property Leases. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has not received written or oral notice of any such condition. The Company does not own or has ever owned any real property or any interest in real property.

3.9.          Personal Property. The Personal Property which is currently used by the Company in the operation of its business is owned or leased by the Company and is, in the aggregate, suitable for its intended use in the business of the Company.

3.10.        Intellectual Property.

(a)          Schedule 3.10(a) sets forth a true and complete list of (i) all registrations of Intellectual Property (and applications therefor) currently used in the conduct of the business of the Company as presently conducted, specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and the status of each such application and (D) the issuance, registration or application numbers and dates; and (ii) all unregistered Intellectual Property used in the conduct of the business of the Company as presently conducted (clauses (i) and (ii) the “Owned IP”). All registered Owned IP has been duly registered with, filed in, issued by or applied for with, as the case may be, the United States Patent and Trademark Office or such other appropriate filing offices, and all such registrations, filings, issuances, applications and other actions remain valid, in full force and effect, and are current, not abandoned, and not expired.

(b)          Schedule 3.10(b) sets forth a true and complete list of all Software developed in whole or in part by or on behalf of the Company, including such developed Software and databases that are operated or used by the Company on its websites or used by the Company or otherwise material to the Company’s business (collectively, “Company Software”). Except for “click wrapped”, “shrink wrapped” or “off-the-shelf” software that is generally available to the public for use for a license of $2,000 or less (“Click Wrapped Software”), the Company Software is the only Software that is used or held for use by or otherwise material to the business of the Company.

(c)          The Owned IP and Company Software includes all of the material Intellectual Property used in the business of the Company. The Company does not license any Intellectual Property which is material to the business of the Company. To the Knowledge of the Company, the Company’s ownership and use in the Ordinary Course of Business of the Owned IP and the Company Software do not infringe upon or misappropriate the valid Intellectual Property rights, privacy rights or right of publicity of any third party. The Company is the owner of the entire and unencumbered right, title and interest in and to each item of the Owned IP and the Company Software, and the Company is entitled to use, and is using in its business, the Owned IP and the Company Software in the Ordinary Course of Business. Each of the Owned IP and the Company Software is subsisting, valid and enforceable, subject to the Enforceability Exceptions, and has not been adjudged invalid or unenforceable in whole or in part.

(d)          No Actions have been asserted against the Company and are not disposed of, or are pending or, to the Knowledge of the Company, threatened against the Company: (i) based upon or challenging or seeking to deny, enjoin or restrict, in whole or in part, the use by the Company of any Owned IP and the Company Software; (ii) alleging that the Company’s products or services provided by or processes used by the Company infringe upon or misappropriate any Intellectual Property right or Software of any third party; (iii) alleging that any Intellectual Property licensed to the Company infringes upon any Intellectual Property right or Software of any third party or is being licensed or sublicensed to the Company in conflict with the terms of any license or other agreement; or (iv) challenging the Company’s ownership, or the validity or enforceability, of the Owned IP and the Company Software. To the Knowledge of the Company, no Person is engaged in any activity that infringes upon the Owned IP or the Company Software. Except for licenses granted to customers in the Ordinary Course of Business under the Company’s standard click-through terms of use licenses, the Company has not granted any license or other right currently outstanding to any third party with respect to the Owned IP or the Company Software.

(e)          The Company has the right to use all Software development tools, processing tools, library functions, compilers and other third party Software, source code, object code and/or documentation that is material to the Company’s business or that is required to operate or modify the Company Software.

(f)           The Company has taken commercially reasonable steps to maintain the confidentiality of its Trade Secrets and other confidential Intellectual Property and, to the Knowledge of the Company, (i) there has been no misappropriation of any Trade Secrets or other confidential Intellectual Property of the Company by any current or former employee, independent contractor or agent of the Company or by any other Person; (ii) no current or former employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other Person in the course of his or her performance as an employee, independent contractor or agent of the Company or has any claim to any of the Intellectual Property of the Company; and (iii) no current or former employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement, work-for-hire agreement, non-compete obligation or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

(g)          To the Knowledge of the Company, the Company’s collection, storage, use, processing and dissemination of personal computer information and personally identifiable information in connection with its business has been conducted in material compliance with all applicable Laws relating to privacy, data security and data protection that are binding on the Company and all applicable privacy policies adopted by or on behalf of the Company.

3.11.   Compliance with Laws.

(a)          The Company is in material compliance with, and has complied, in all material respects with all Laws, including consumer protection Laws, and Orders applicable to the Company, its assets, employees, business, or equity securities, except to the extent that such non-compliance, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. None of the operation, activity, conduct and transactions of the Company or the ownership, operation, use or possession of its assets or the employment of its employees materially violates, or with or without the giving of notice or passage of time, or both, will materially violate, conflict with or result in a material default, right to accelerate or loss of rights under, any terms or provisions of any Law or Order to which the Company is a party or by which the Company or its assets, business, employees or equity securities may be bound or affected, except to the extent that such violations, conflicts and defaults, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received any written or, to the Knowledge of the Company, oral notice of any actual or alleged violation of or non-compliance with applicable Laws by the Company.

(b)          To the Knowledge of the Company, neither the Company, nor any of its directors, officers or any other Representative acting on behalf of the Company, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC. Neither the Company, nor, to the Knowledge of the Company, any of its officers, directors, employees or any other Representative acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) made any other unlawful payment or (iv) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would reasonably cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

3.12.        Permits. There are no Permits required to be owned or possessed by the Company to own its assets or to conduct its business as now being conducted and as presently proposed to be conducted.

3.13.        Litigation. To the Knowledge of the Company, except as described on Schedule 3.13, there is no (a) Action of any nature pending or threatened, or (b) Order now pending or previously rendered by a Governmental Authority, in either case of clauses (a) or (b), by or against the Company, any of its managers, officers, or equity holders or the Company’s business, assets or equity securities which would reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, none of the Company’s current or former officers, senior management or directors have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud. The Company has no Action pending against any other Person.

3.14.        Contracts.

(a)        Schedule 3.14(a) contains a complete, current and correct list of all of the Contracts to which the Company is a party and which is material to the operations of the Company or under which the Company otherwise has material obligations (each a “Material Contract”), including:

(i)           any Contract or group of related Contracts which involve expenditures or receipts by the Company in excess of $2,500 and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) calendar days’ notice;

(ii)           any Contract with any of its officers, directors, employees or Affiliates (other than at-will employment arrangements with employees entered into the Ordinary Course of Business), including all non-competition, severance, and indemnification agreements;

(iii)          any partnership, joint venture, profit-sharing or similar agreement entered into with any Person;

(iv)          all Contracts relating to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business, its equity securities or its material assets or the sale of its business, its equity securities or its material assets outside of the Ordinary Course of Business;

(v)          any loan agreement, promissory note, security agreement guarantee or other document relating to Indebtedness, borrowing of money or extension of credit by or to the Company;

(vi)          any Contract with a term longer than one year that cannot be terminated without payment of a penalty and upon notice of sixty (60) days or less; and

(vii)         any Contract that is material to the Company and entered into outside the Ordinary Course of Business.

(b)        True and correct copies of such Material Contracts (including any amendments, modifications or supplements thereto) have been provided to the Purchaser.

(c)        Except as set forth on Schedule 3.14(c), the Company is not a party to or bound by any Contract containing any covenant (i) limiting in any respect the right of the Company to engage in any line of business, to make use of any of its Intellectual Property or compete with any Person in any line of business or in any geographic region, (ii) imposing non-solicitation restrictions on the Company, (iii) granting to the other party any exclusivity or similar provisions or rights, including any covenant by the Company that includes an organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting, (iv) providing “most favored customers” or other preferential pricing terms for the services of the Company or its Affiliates, or (v) otherwise limiting or restricting the right of the Company to sell or distribute any Intellectual Property of the Company or to purchase or otherwise obtain any software or Intellectual Property license.

(d)        All of the Contracts to which the Company is a party, by which any of its properties or assets are bound, or under which the Company otherwise has material obligations are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, subject to performance by the other party or parties to such Contract, except as the enforceability thereof may be limited by the Enforceability Exceptions. There exists no breach, default or violation on the part of the Company or, to the Knowledge of the Company, on the part of any other party to any such Contract nor has the Company received written or oral notice of any breach, default or violation. The Company has not received notice of an intention by any party to any such Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect the Company. The Company has not waived any rights under any such Contract. To the Knowledge of the Company, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract to declare breach, default or violation under any such Contract or to accelerate, or which does accelerate, the maturity of any Indebtedness of the Company under any such Contract. To the Knowledge of the Company, there is no reason to believe that any such Contract with a customer of the Company will not remain in effect after the Closing through the remainder of its term or continue to generate substantially the same or more revenue after the Closing through the remainder of its term as it currently generates.

3.15.        Tax Matters. Except as set forth on Schedule 3.15: (i) the Company has timely filed all Tax Returns required to have been filed by it; (ii) all such Tax Returns are accurate and complete in all material respects; (iii) the Company has paid all Taxes owed by it which were due and payable (whether or not shown on any Tax Return); (iv) the charges, accruals and reserves with respect to Taxes included within the financial statements of the Company are accurate; (v) the Company has complied with all applicable Laws relating to Tax; (vi) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return; (vii) to the Knowledge of the Company, there is no current Action against the Company in writing by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction; (viii) to the Knowledge of the Company, there are no pending or ongoing audits or assessments of the Company’s Tax Returns by a Governmental Authority; (ix) the Company has not requested or received any ruling from, or signed any binding agreement with, any Governmental Authority, that would apply to any Tax periods ending after the Closing Date; (x) to the Knowledge of the Company, there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax; (xi) no unpaid Tax deficiency has been asserted against or with respect to the Company by any Governmental Authority which Tax remains unpaid; (xii) the Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due; (xiii) the Company has not granted or is subject to, any waiver of the period of limitations for the assessment of Tax for any currently open taxable period; (xiv) the Company is not a party to any Tax allocation, sharing or indemnity agreement or otherwise has any potential or actual material Liability for the Taxes of another Person, whether by applicable Tax Law, as a transferee or successor or by contract, indemnity or otherwise; (xv) neither the Company nor any of its former, current or future equity holders is required to include in income any amount for an adjustment pursuant to Section 481 of the Code or the Regulations thereunder; (xvi) there is no Contract or employee benefit plan covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G or Section 162(m) of the Code, and no arrangement exists pursuant to which the Company or its Affiliate will be required to “gross up” or otherwise compensate any Person because of the imposition of any Tax on a payment to such Person; (xvii) the Company has not been a beneficiary of or participated in any “reportable transaction” within the meaning of Regulations Section 1.6011-4(b)(1) that was, is, or to the Knowledge of the Company will ever be, required to be disclosed under Regulations Section 1.6011-4; (xviii) no Tax Return filed by or on behalf of the Company has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law), and no Tax Return has been filed by or on behalf of the Company with respect to which the preparer of such Tax Return advised consideration of inclusion of such a disclosure, which disclosure was not made; (xix) the Company does not have a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, or has otherwise taken steps or conducted business operations that have materially exposed, or will materially expose, it to the taxing jurisdiction of a foreign country; (xx) the Company is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Taxing Authority to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any material and adverse effect on such compliance; (xxi) other than this Agreement, no written power of attorney which is currently in force has been granted by or with respect to the Company with respect to any matter relating to Taxes; and (xxii) there has not been any change in Tax accounting method by the Company and the Company has not received a ruling from, or signed an agreement with, any Taxing Authority that would reasonably be expected to have a material impact on Taxes of the Company or the equity holders of the Company following the Closing.

3.16.        Employees and Labor Matters.

(a)          Schedule 3.16(a) sets forth a complete and accurate list of all employees of the Company as of the date hereof showing for each as of that date (i) the employee’s name, job title or description, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Company)) and (ii) any bonus, commission or other remuneration other than salary paid during the Company’ fiscal year ending December 31, 2017 or during the 2018 fiscal year prior to the date hereof. No employee is a party to a written employment agreement or contract with the Company and each is employed “at will.” The Company has paid in full to all employees all wages, salaries, commission, bonuses and other compensation due, including overtime compensation, and there are no severance payments which are or could become payable by the Company to any employee under the terms of any written or oral agreement, or commitment or any Law, custom, trade or practice.

(b)          Schedule 3.16(b) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. All of such independent contractors are a party to a written agreement or contract with the Company. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with the Company, true and correct copies of which have been provided to the Purchaser. For the purposes of applicable Law, all independent contractors who are currently, or in the past have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

(c)          The Company is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, other than as would not reasonably be expected to have a Material Adverse Effect on the Company. There is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened, against the Company.

3.17.        Benefit Plans.

(a)          The Company does not currently have in place, and has never had in place, any Benefit Plans, and there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. The Company is not nor has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company have any Liability with respect to any collectively bargained-for plans, whether or not subject to the provisions of ERISA.

(b)          The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has not incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(c)          Except to the extent required by Section 4980B of the Code or similar state Law, the Company does not provide health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

3.18.        Insurance. Schedule 3.18 lists all insurance policies held by the Company relating to the Company or its business, assets, properties, managers, officers or employees, copies of which have been provided to the Purchaser. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the date hereof, subject to the Enforceability Exceptions, and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing, subject to the Enforceability Exceptions,. The Company is not in default with respect to its obligations under any insurance policy, nor has the Company ever been denied insurance coverage for any reason. The Company has no self-insurance or co-insurance programs. The Company has not made any claim against an insurance policy as to which the insurer is denying coverage. The Company has reported to its insurers all Actions and pending circumstances that would reasonably be expected to result in an Action. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.

3.19.        Transactions with Related Persons. Except as set forth on Schedule 3.19, Schedule 3.14 or Schedule 3.16, no officer, manager, employee, trustee or beneficiary of the Company or any Affiliate, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, managers or employees of the Company), (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services or expenses as managers, officers or employees of the Company in the Ordinary Course of Business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest. The Company does not have any outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real or personal property, or right, tangible or intangible (including Intellectual Property) which is used in any Company’s business. The Company’s assets do not include any receivable or other obligation from a Related Person, and the Liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

3.20.        Bank Accounts. Schedule 3.20 lists the names and locations of all banks and other financial institutions with which the Company maintains an account (or at which an account is maintained to which the Company has access as to which deposits are made on behalf of the Company) (each, a “Bank Account”), in each case listing the type of Bank Account, the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company. All cash in such Bank Accounts is held on demand deposit and is not subject to any restriction or limitation as to withdrawal.

3.21.        No Brokers. Neither the Company, nor any of its Representatives on its behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

3.22.        Full Disclosure. This Agreement does not, and any Ancillary Document will not, (i) contain any representation, warranty or information by Company that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.23.        Reliance. The Company acknowledges that, except for the representations and warranties of the Purchaser contained in ARTICLE V neither the Purchaser nor any other Person has made, and the Company has not relied on, any other express or implied representation or warranty by or on behalf of, or with respect to, the Purchaser or regarding the financial projections or other forward-looking statements of the Purchaser, and the Company will not make any claim with respect thereto.

3.24.        No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement and the Ancillary Documents, the Company makes no express or implied representations or warranties, and the Company hereby disclaims any other representations and warranties, whether made orally or in writing, by or on behalf of the Company by any Person.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMPANY OWNERS

Each of the Company Owners, severally and not jointly and solely with respect to the Purchased Interests held by such Company Owner, represents and warrants to the Purchaser, other than as set forth in the Disclosure Schedules and referencing the particular section of this ARTICLE IV to which the disclosure relates, as of the date hereof and as of the Closing Date; as follows:

4.1.          Organization and Authorization. Such Company Owner, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has full power and authority to own the assets owned by it and conduct its business as and where it is being conducted by it. Such Company Owner has full power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Such Company Owner. Each of this Agreement and each Ancillary Document to which such Company Owner is or is required to be a party has been duly executed and delivered by each such Company Owner and constitutes a legal, valid and binding obligation of such Company Owner, enforceable against such Company Owner in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

4.2.          Title to Company Interests. Such Company Owner owns good, valid and marketable title to, and is the beneficial owner of, all of the issued and outstanding equity interests of the Company set forth opposite his, her or its name on Exhibit B, free and clear of any and all Liens. Such Company Owner is not a “foreign person” for purposes of Section 1445 of the Code.

4.3.         Non-Contravention. Neither the execution, delivery and performance of this Agreement or any Ancillary Documents by such Company Owner, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the Governing Documents of such Company Owner if it is not a natural person, (b) violate or conflict with any Law or Order to which such Company Owner or its assets are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of such Company Owner to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which such Company Owner is a party or by which such Company Owner or its assets may be bound, (d) result in the imposition of a Lien on any of the Purchased Interests owned by such Company Owner or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person.

4.4.         Litigation. There is no Action pending or, to the Knowledge of such Company Owner, threatened, nor any Order of any Governmental Authority is outstanding, against or involving such Company Owner or any of its officers, managers, stockholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to adversely affect the ability of such Company Owner to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Company Owner is a party.

4.5.          Investment Representations. Such Company Owner is acquiring its portion of the Consideration for itself for investment purposes only, and not with a view towards any resale or distribution of such Purchaser Common Stock. Such Company Owner has carefully read and understands all of the Purchaser’s SEC Reports and all materials provided by or on behalf of Purchaser or its Representatives to such Company Owner or such Company Owner’s Representatives pertaining to an investment in Purchaser and has consulted, as such Company Owner has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Company Owner. Such Company Owner acknowledges that the shares of Purchaser Common Stock are subject to dilution for events not under the control of such Company Owner. Such Company Owner does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Purchaser Common Stock. Such Company Owner has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Company Owner and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Purchaser or its Representatives. Such Company Owner acknowledges and agrees that, except as set forth in ARTICLE V, no representations or warranties have been made by Purchaser or any of its Representatives, and that such Company Owner has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Purchaser or (ii) the profitability or value of the Purchaser Common Stock in any manner whatsoever. Such Company Owner: (a) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (b) has had the full right and opportunity to consult with such Company Owner’s attorneys and other advisors and has availed itself of this right and opportunity; (c) has carefully read and fully understands each of this Agreement and the Ancillary Documents in its entirety and has had it fully explained to it or him by such counsel; (d) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (e) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. Such Company Owner: (x) is an “accredited investor” as defined by Rule 501 under the Securities Act and has such knowledge and experience in financial and business matters that such Company Owner is capable of evaluating the merits and risks of an investment in the Purchaser Common Stock, of making an informed investment decision with respect thereto, and has the ability and capacity to protect its interests; (y) understands that none of the shares of Purchaser Common Stock underlying the Consideration will be registered under the Securities Act on the ground that the issuance thereof is exempt under Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving any public offering and that, in the view of the SEC, the statutory basis for the exception claimed would not be present if any of the representations and warranties of the Company Owners contained in this Agreement are untrue; and (z) understands that the Purchaser has no obligation to register any such shares of Purchaser Common Stock or assist the Company Owner in obtaining an exemption from registration. Such Company Owner will not undertake any purchases of the Purchaser’s securities in contravention of applicable Laws.

4.6.          No Brokers. No Company Owner, and none of their respective Representatives on their respective behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

4.7.          No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement and the Ancillary Documents, such Company Owner makes no express or implied representations or warranties, and such Company Owner hereby disclaims any other representations and warranties, whether made orally or in writing, by or on behalf of such Company Owner by any Person.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company and to the Company Owners, other than as set forth in the Disclosure Schedules and referencing the particular section of this ARTICLE V to which the disclosure relates, as of the date hereof and as of the Closing Date; as follows:

5.1.          Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not have a Material Adverse Effect on Purchaser (a “Purchaser Material Adverse Effect”).

5.2.          Authorization. Purchaser has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Purchaser a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement, or to consummate the transactions so contemplated, except for the Purchaser Shareholder Approval with respect to the payment of the First Contingent Payment, Second Contingent Payment and Third Contingent Payment. This Agreement has been duly executed and delivered by the Purchaser. This Agreement and each Ancillary Document to which the Purchaser is a party constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

5.3.          Non-Contravention. Neither the execution and delivery of this Agreement or any Ancillary Document by the Purchaser, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict (with or without notice or the passage of time or both) or constitute a breach of, or default under (a) any provision of the Governing Documents of the Purchaser, (b) any Law or Order to which Purchaser or any of its business or assets are bound or subject or (c) any Contract or Permit to which Purchaser is a party or by which Purchaser or any of its properties may be bound or affected, other than such violations and conflicts which would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Neither the execution, delivery nor performance of this Agreement by Purchaser requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

5.4.          Capitalization. The Purchaser is authorized to issue (i) 20,000,000 shares of Purchaser Common Stock, 5,119,390 of which shares are issued and outstanding, and (ii) 1,000,000 shares of preferred stock, none of which are issued and outstanding. Purchaser has warrants issued and outstanding to acquire 5,461,500 shares of Purchaser Common Stock (the “Purchaser Warrants”). Pursuant to the Securities Exchange Agreement Purchaser has agreed to issue the Series A-1 Exchange Convertible Note for principal amount of $500,000 (the “Series A-1 Note”) and the Series A-2 Exchange Convertible Note for principal amount of $1,000,000 (the “Series A-2 Note,” and together with the Series A-1 Note the “Notes”) to Noteholder. Subject to the terms and conditions of the Notes, the principal amount plus accrued and unpaid interest due under each of the Notes is convertible into shares of Purchaser Common Stock (i) at any time upon at the option of the Noteholder and (ii) automatically at Closing. Shares of Purchaser Common Stock may also be issued as interest payments on the Notes. Purchaser has reserved from its duly authorized capital stock the Consideration issuable pursuant to this Agreement. When issued by Purchaser to the Company Owners in accordance with the terms of this Agreement, the Consideration: (a) will be issued free and clear of all Liens except (i) those imposed by applicable securities Laws, and (ii) the rights of the Purchaser Indemnified Parties under this Agreement (including under ARTICLE VII); (b) will be validly and duly issued and fully paid and non-assessable; and (c) other than the rights of the Noteholders to receive shares of Purchaser common stock upon issuable upon conversion of the Notes, will not be subject to any preemptive or similar rights of a shareholder of Purchaser to subscribe for or purchase additional securities of Purchaser as a result of such issuance.

5.5.          SEC Filings; Financial Statements.

(a)          The Purchaser has filed with, or otherwise transmitted to, the SEC all forms, reports, schedules, statements, certifications and other documents required by it to be filed with or otherwise transmitted to (as applicable) the SEC (such documents, the “SEC Reports”), and such SEC Reports are available on the SEC’s website through EDGAR. Except to the extent amended or superseded by a subsequent filing with the SEC, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Purchaser relating to the SEC Reports. Purchaser has heretofore made available to the Company, through EDGAR, true, correct and complete copies of all SEC Reports. None of the SEC Reports is, to the Knowledge of Purchaser, the subject of ongoing SEC review.

(b)          The financial statements (including in all cases the notes thereto, if any) of Purchaser included in the SEC Reports (i) in all material respects, were prepared consistent with the books and records of Purchaser, (ii) in all material respects, present fairly the financial position of Purchaser as of the respective dates thereof and the results of operations and cash flows of Purchaser for the periods thereof, (iii) have been prepared in accordance with GAAP; provided that any unaudited, interim period financial statements need not include footnote disclosures and other presentation items or year-end adjustments that are required by GAAP to be included in year-end financial statements, and (iv) comply in all material respects with the applicable accounting requirements of the SEC, the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder.

5.6.          Compliance with Laws. Purchaser is in compliance with, and has complied, in all material respects with all Laws and Orders applicable to it, its assets, employees or business, except to the extent that such non-compliance, individually and in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. None of the operation, activity, conduct and transactions of Purchaser or the ownership, operation, use or possession of its assets or the employment of its employees materially violates, or with or without the giving of notice or passage of time, or both, will materially violate, conflict with or result in a material default, right to accelerate or loss of rights under, any terms or provisions of any Law or Order to which Purchaser is a party or by which Purchaser or its assets, business or employees may be bound or affected, except to the extent that such violations, conflicts and defaults, individually and in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser has not received any written or, to the Knowledge of Purchaser, oral notice of any actual or alleged violation of or non-compliance with applicable Laws in any material respect by Purchaser, except to the extent that such violations and non-compliance, individually and in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

5.7.          No Brokers. Neither Purchaser, nor any Representative of Purchaser on its behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

5.8.          Litigation. Other than as disclosed in the SEC Reports, there is no Action pending or, to the Knowledge of Purchaser, threatened, nor any Order of any Governmental Authority is outstanding, against or involving the Purchaser or any of its officers, directors, shareholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Purchaser Material Adverse Effect.

5.9.          Absence of Certain Changes or Events. Since the date of this Agreement until the Closing Date:

(a)          there has not been any material and adverse change in the business, operations, properties, assets or condition of the Purchaser;

(b)          the Purchaser has not (i) amended its Governing Documents except as required by this Agreement; (ii) except as set forth on Schedule 5.9(b), declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the Ordinary Course of Business or material considering the business of the Purchaser; (iv) made any material change in its method of management, operation, or accounting; (v) other than the issue of the Notes pursuant to the Securities Exchange Agreement, entered into any transactions or agreements other than in the Ordinary Course of Business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceeds $5,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c)          the Purchaser has not (i) other than rights of the Noteholder to receive shares of Purchaser Common Stock upon conversion or redemption of the Notes and as interest payments on the Notes, granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) other than the principal amount of the Notes, borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the Ordinary Course of Business; (iii) other than the exchange of the Demand Secured Promissory Note for the Notes pursuant to the Securities Exchange Agreement, paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Purchaser balance sheet and current liabilities incurred since that date in the Ordinary Course of Business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $10,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $10,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of the Purchaser; or (vi) other than the shares of Purchaser Common Stock issued pursuant to the Notes, issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d)          to its Knowledge, the Purchaser has not become subject to any Law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of the Purchaser.

5.10.        Full Disclosure. This Agreement does not, and any Ancillary Document will not, (i) contain any representation, warranty or information by Purchaser that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

5.11.        No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement and the Ancillary Documents, the Purchaser makes no express or implied representations or warranties, and the Purchaser hereby disclaims any other representations and warranties, whether made orally or in writing, by or on behalf of the Purchaser by any Person.

ARTICLE VI
COVENANTS

6.1.          Conduct of Business of the Company.

(a)        Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), except as expressly contemplated by this Agreement, the Company shall (i) conduct its businesses, in all material respects, in the Ordinary Course of Business, (ii) comply with all Laws applicable to the Company and its businesses, assets and employees, and (iii) take all reasonable measures necessary or appropriate to preserve intact, in all material respects, its business operations and to keep available the services of its managers, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with its Ordinary Course of Business.

(b)        Without limiting the generality of Section 6.1(a) and except as contemplated by the terms of this Agreement, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:

(i)           amend, waive or otherwise change, in any respect, its Governing Documents;

(ii)           authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)          split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)          incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v)           increase the wages, salaries or compensation of its employees, or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or increase other benefits of employees generally;

(vi)          make or rescind any election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii)         transfer or license to any Person or otherwise extend, amend or modify, permit to lapse or fail to preserve any of the Owned IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii)        terminate, waive or assign any right under any Material Contract or enter into any Material Contract;

(ix)          establish any Subsidiary or enter into any new line of business;

(x)           make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xi)          waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the financial statements of the Company;

(xii)         acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business;

(xiii)        make capital expenditures outside the Ordinary Course of Business;

(xiv)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xv)         voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) other than pursuant to the terms of a material Contract or in the Ordinary Course of Business;

(xvi)        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii)       enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xviii)      enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person; or

(xix)        authorize or agree to do any of the foregoing actions.

6.2.          Conduct of Business by the Purchaser. During the Interim Period, Purchaser shall not (i) amend its Governing Documents; (ii) split, combine or reclassify its outstanding shares of capital stock; or (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock. During the Interim Period, Purchaser shall not terminate, amend, waive, modify or otherwise agree to change any of the terms and conditions of the agreements or understandings between the Purchaser and each of Maxim Group LLC, the underwriter for the Company’s initial public offering, Smaaash Entertainment Private Limited, a private limited company incorporated under the laws of India, K2 Principal Fund L.P. or Polar Asset Management Partners Inc., or any of any such party’s affiliates or related parties, from the terms and conditions of such of agreements or understandings as provided to the Company prior to the execution of this Agreement, in each case without the prior written consent of the Company and the Owners’ Representative, which consent the Company and the Owners’ Representative may each give or withhold in their respective sole discretion. Upon any such termination, amendment, waiver or modification as set forth in the immediately preceding sentence without the prior written consent of the Company and the Owners’ Representative, the Company and the Owners’ Representative shall each have the right to terminate this Agreement.

6.3.          Post-Closing Board of Directors and Executive Officers. As of the Closing, in connection with the completion of the purchase and sale of the Purchased Interests, (a) Jed Kaplan shall be added to the board of directors of Purchaser and he shall be entitled to remain on the board of directors of Purchaser (and be nominated by the management of Purchaser to serve on the board) for a period of 2 years following the Closing, and (b) all of the directors, officers, managers or the like of the Company shall resign and be replaced by individuals designated by the Purchaser.

6.4.          Further Assurances. In the event that at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Parties reasonably may request to effect the same, at the sole cost and expense of the requesting Party (unless otherwise specified herein or unless such requesting Party is entitled to indemnification therefor under ARTICLE VII in which case, the costs and expense will be borne by the Parties as set forth in ARTICLE VII).

6.5.          Confidentiality. Each Party will, and will cause its Representatives to treat and hold in strict confidence any Confidential Information of the other Parties hereto received by the first Party, and will not use for any purpose (except in furtherance of the consummation of the transactions contemplated herein), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party, any of the Confidential Information of another Party without such other Party’s prior written consent. In the event that a Party or its Representative becomes legally compelled to disclose any Confidential Information of another Party, such first Party shall provide the second Party with prompt written notice of such requirement so that the second Party may seek a protective order or other remedy or that the second Party may waive compliance with this Section 6.5. In the event that such protective order or other remedy is not obtained, or the second Party waives compliance with this Section 6.5, the first Party shall furnish or disclose only that portion of such Confidential Information which is legally required to be provided as advised in writing by outside counsel, shall exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and shall promptly furnish to the second Party any and all copies (in whatever form or medium) of all such Confidential Information and shall cooperate with the second Party, at the second Party’s cost, with any requests by the second Party to obtain confidential treatment for any such disclosed Confidential Information.

6.6.          Publicity. No Party shall, and each shall cause their respective Representatives not to, disclose, make or issue, any statement or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its Representatives who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of each of the Purchaser and the Company (such consent not to be unreasonably withheld, delayed or conditioned), except (i) in the case of the Company or the Company Owners, as required by applicable Law after conferring with the other Parties concerning the timing and content of such required disclosure, and (ii) in the case of Purchaser, as may be required of Purchaser or its Affiliates by applicable Law (including any SEC position) or securities listing or trading requirement.

6.7.          Litigation Support. Following the Closing, in the event that and for so long as any Party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving the Company, each of the other Parties will (i) reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless such contesting or defending Party is entitled to indemnification therefor under ARTICLE VII in which case, the costs and expense will be borne by the Parties as set forth in ARTICLE VII).

6.8.          Lock-Up.

(a)          Except for shares of Purchaser Common Stock transferred as an indemnification payment in accordance with Article VII, each Company Owner hereby agrees not to, without the prior written consent of Purchaser, during the period commencing from the date of receipt of shares of Purchaser Common Stock and ending on the one (1) year anniversary of the date of issuance of the applicable shares of Purchaser Common Stock: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (collectively, “Transfer”), any such shares of Purchaser Common Stock; (ii) enter into any swap or other arrangement that Transfers to another, in whole or in part, any of the economic consequences of ownership of any such shares of Purchaser Common Stock; or (iii) publicly disclose the intention to do any of the foregoing; whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of shares of Purchaser Common Stock or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii), or (iii), a “Prohibited Transfer”). Notwithstanding the foregoing, the Transfer restrictions in this Section 6.8 shall cease upon the consummation of a liquidation, merger, share exchange or other similar transaction following the Closing that results in all of Purchaser’s shareholders having the right to exchange their equity holdings in Purchaser for cash, securities or other property.

(b)          Notwithstanding Section 6.8(a), no Company Owner may Transfer any shares of Purchaser Common Stock, and any Transfer of shares of Purchaser Common Stock in such case will be a Prohibited Transfer, (i) in the event that the aggregate amount of any indemnification claims made by the Purchaser Indemnified Parties against the Company Owners in accordance with ARTICLE VII for which such Company may be liable remain unresolved at such time (both pending claims and those that have been finally resolved, but not yet paid) exceeds the aggregate value of all the shares of Purchaser Common Stock held by the applicable Company Owner(s) at such time (valued at the Purchaser Common Stock Price) and (ii) in the event the transfer of shares of Purchaser Common Stock by a Company Owner would violate applicable holding period or other requirements of the Securities Act or the Exchange Act, as the case may be, or any SEC rules and regulations or other applicable Laws.

(c)          Each Company Owner further agrees to execute such agreements as may be reasonably requested by Purchaser, in form and substance reasonably satisfactory to such Company Owner, that are consistent with the foregoing or that are necessary to give further effect thereto. If any Prohibited Transfer is made or attempted contrary to the provisions of this Section 6.8, such purported Prohibited Transfer shall be null and void ab initio, and Purchaser shall refuse to recognize any such purported transferee of the shares of Purchaser Common Stock as one of its equity holders for any purpose. In order to enforce this Section 6.8, Purchaser may impose stop-transfer instructions with respect to the shares of Purchaser Common Stock until the end of the restriction period described in Section 6.8(a).

6.9.          Access to Information. During the Interim Period, each of Purchaser and Company shall afford the other and its accountants, counsel and other Representatives reasonable access during normal business hours to the properties, books, records and personnel of Purchaser and the Company, as applicable, to obtain all information concerning the business of such company, including, without limitation, the status of its product development efforts, properties, results of operations and personnel, as Purchaser and the Company may reasonably request.  No information or knowledge obtained by Purchaser and the Company during the course of any investigation conducted pursuant to this Section 6.9 shall affect or be deemed to modify in any respect any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions contemplated herein.

6.10.        Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the sale of the Purchased Interests and the other transactions contemplated by this Agreement, including, without limitation: (i) the taking of all reasonable actions necessary to cause the conditions precedent set forth in this Agreement to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authority, and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any), and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Authority, (iii) the obtaining of all necessary consents, approvals or waivers from third parties which may be required or desirable as a result of, or in connection with, the transactions contemplated by this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional certificates, instruments and other documents necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  In connection with and without limiting the foregoing, each of Purchaser and the Company and its respective Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, none of the Purchaser on the one hand, or the Company and the Company Owners collectively on the other hand, shall (i) be required to expend more than $10,000 in order to comply with the requirements of any Governmental Authority or regulatory agency or (ii) be required to dispose of any material portion of its assets or operations, in either case in order to comply with the terms of this Section 6.10.

6.11.        Agreement Regarding Intellectual Property. Each Company Owner has already disclosed or will disclose to the Purchaser as of the Closing any and all Intellectual Property developed by such Company Owner on behalf of the Company or relating to the business of the Company, including Intellectual Property used in the Company’s business, and Intellectual Property intended for future use in the Company’s business, and each does hereby forever and irrevocably assign, convey, transfer and grant to the Company, without further consideration, and in perpetuity, any and all right, title and interest that such Company Owner may have in and to such Intellectual Property, including any and all rights to file applications to register any such Intellectual Property anywhere in the world, any and all rights to claim any rights of priority bestowed by any domestic or foreign laws in connection with such Intellectual Property, and to sue and recover damages or any other available relief based on any claims or causes of action for past or future infringement(s) of such Intellectual Property rights. Each Company Owner represents that it has not made any assignment of, or granted any rights in any such Intellectual Property to any Person other than the Company, and has not disclosed such Intellectual Property to any third party. Upon Purchaser’s request at any time, including any time after the Closing, such Company Owner will execute and deliver to the Purchaser or the Company such other documents as Purchaser or the Company deems necessary or desirable to vest in the Company the sole ownership of and exclusive worldwide perpetual rights in and to, all of such Intellectual Property. Each Company Owner will deliver to the Company all copies or embodiments of such Intellectual Property in any media in such Company Owner’s possession at or prior to the Closing.

6.12.      Release and Covenant Not to Sue.

(a)          Effective as of the Closing, each Company Owner hereby releases and discharges the Company and the Purchaser from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Company Owner now has, has ever had or may hereafter have against the Company arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to its Governing Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date including any distribution of the Consideration as set forth herein not being as may otherwise be required by the Governing Documents of the Company (including, without limitation, the limited liability company operating agreement of the Company); provided that such release shall not exclude Purchaser from claims relating to its obligations under this Agreement (the “Released Claims”). From and after the Closing, each Company Owner hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Company, the Purchaser or their respective Affiliates, based upon any Released Claim.

(b)            To the extent that the entering into of this Agreement and the consummation of the transactions contemplated herein would require an amendment or waiver of the Governing Documents of the Company (including, without limitation, the limited liability company operating agreement of the Company) in order to consummate the transactions contemplated herein in accordance with the terms and conditions herein, each of the Company Owners acknowledges and agrees that the Governing Documents of the Company (including, without limitation, the limited liability company operating agreement of the Company) shall be deemed so amended, or the Company Owners waive any requirements for compliance therewith, as required in order to effect this Agreement and the transactions contemplated herein in accordance with the terms and conditions herein.

6.13.        Financial Statements. Within sixty (60) days of the Closing, the Company shall (at Purchaser’s expense not to exceed $2,000) complete, and provide to the Purchaser copies of, (i) the balance sheet and income statement for the Company for the fiscal year ending December 31, 2017 and (ii) the interim unaudited balance sheet and income statement for the nine-month period ending September 30, 2018. It is agreed that the Purchaser will be responsible for obtaining the audit of such financial statements and that the Owners’ Representative shall assist the auditors as necessary.

6.14.        Voting Agreement. After execution of this Agreement, the Purchaser and the Owners’ Representative shall cooperate to finalize the terms and conditions of the Voting Agreement, which Voting Agreement shall be delivered at the Closing, pursuant to which the officers and directors of Purchaser that own shares of Purchaser Common Stock shall agree to vote such shares affirmatively in the Purchaser Shareholder Approval (the “Voting Agreement”).

6.15.        Return of Name. In the event the Purchaser does not receive the Purchaser Shareholder Approval by September 30, 2019 (unless the Purchaser Shareholder Approval is no longer required to be obtained in connection with the Purchaser’s delivery of the First Contingent Payment, Second Contingent Payment and Third Contingent Payment pursuant to Section 1.2(a), Section 1.2(c) and Section 1.2(d), respectively), then the Purchaser and the Parties shall promptly take whatever actions reasonably necessary (including changing the Company’s name), so that the name “Simplicity” and any trademarks and copyright and similar rights shall be transferred to the Owners’ Representative and the Purchaser and its Affiliates shall thereafter cease to use the name “Simplicity” in any operations.

6.16.        Purchaser Shareholder Approval. The Purchaser shall use its best efforts to obtain the Purchaser Shareholder Approval as soon as possible after the date that the Purchaser Market Capitalization is equal to or in excess of $25,000,000, whether by submitting the approval of the Consideration to the shareholders of Purchaser at meeting of the shareholders of Purchaser or by obtaining a written consent of shareholders of Purchaser to approve the Consideration. As of the Closing, the Company shall retain $10,000 in cash in its accounts, which shall be used by the Purchaser to pay for the costs of obtaining the Purchaser Shareholder Approval. The Parties acknowledge and agree that the $10,000 in cash as to be retained by the Company pursuant to this Section 6.16 shall not constitute a part of the Minimum Closing Cash Amount, and such amount shall be excluded from all calculations hereunder, including any calculation of Net Working Capital at Closing.

6.17.        Trust Accounts. For and in consideration of the Purchaser agreeing to enter into this Agreement, the Company and each Company Owner hereby agrees that it does not have any right, title, interest or claim of any kind (“Claim”) in or to any monies in the trust account(s) established for the benefit of certain sellers of Purchaser Common Stock with respect to (i) that certain stock purchase agreement between Purchaser and Polar Asset Management Partners Inc. dated November 2, 2018 and (ii) that certain stock purchase agreement between Purchaser and K2 Principal Fund L.P. dated November 5, 2018 (the “Trust Accounts”), and the Company and each Company Owner hereby waives any Claim in or to any monies in the Trust Accounts it may have in the future as a result of, or arising out of, any breach by Purchaser of this Agreement and will not seek recourse against any such Trust Accounts for any such breach of this Agreement by the Purchaser.

ARTICLE VII
INDEMNIFICATION

7.1.          Survival. All representations and warranties of the Purchaser, the Company and the Company Owners contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until and including the eighteen (18) month anniversary of the Closing Date (the “Expiration Date”). If a Claim Notice for a claim of a breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 7.1, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the Purchaser, the Company and the Company Owners contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished by the Company pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms.

7.2.          Indemnification.

(a)            Subject to the terms and conditions of this ARTICLE VII, from and after the Closing, each Company Owner will, severally and not jointly, indemnify, defend and hold harmless the Purchaser, its Affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made pursuant to this Agreement, a “Purchaser Indemnified Party”) from and against any and all losses, Actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses) (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising out of or resulting from (whether or not involving a Third Party Claim): (i) the breach of any representation or warranty made by the Company set forth in this Agreement or in any certificate delivered by the Company pursuant to this Agreement; or (ii) the breach of any covenant or agreement on the part of the Company set forth in this Agreement or in any certificate delivered by the Company pursuant to this Agreement.

(b)            Subject to the terms and conditions of this ARTICLE VII, from and after the Closing, each Company Owner, will, severally and not jointly, indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Losses paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising out of or resulting from (whether or not involving a Third Party Claim): (i) the breach of any representation or warranty made by such Company Owner set forth in this Agreement or in any certificate delivered by such Company Owner or the Owners’ Representative on behalf of such Company Owner, in either case pursuant to this Agreement; or (ii) the breach of any covenant or agreement on the part of such Company Owner set forth in this Agreement or in any certificate delivered by such Company Owner or the Owners’ Representative on behalf of such Company Owner, in either case pursuant to this Agreement.

(c)            Subject to the terms and conditions of this ARTICLE VII, from and after the Closing, the Purchaser and its successors and assigns (each, with respect to any claim made pursuant to this Agreement, a “Purchaser Indemnifying Party” and together with a Company Owner, an “Indemnifying Party”) will jointly and severally indemnify, defend and hold harmless the Company, the Company Owners, and their respective Affiliates and officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made pursuant to this Agreement, a “Company Indemnified Party” and together with the Purchaser Indemnified Party, an “Indemnified Party”) from and against any and all Losses paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (i) the breach of any representation or warranty made by the Purchaser set forth in this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement; or (ii) the breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement or in any certificate delivered by the Purchaser.

7.3.          Payment. Any indemnification claims by a Purchaser Indemnified Party shall be paid within five (5) Business Days after the indemnification claim is finally determined in accordance with this ARTICLE VII, solely via the applicable Company Owner(s) obligated to pay such claim(s) returning to the Purchaser a number of shares of Purchaser Common Stock equal to the dollar amount of the indemnification claim(s) to be so paid divided by the Purchaser Common Stock Price on the date of payment. Any indemnification claims by a Company Indemnified Party shall be paid by the Purchaser within five (5) Business Days after the indemnification claim is finally determined in accordance with this ARTICLE VII, in cash or, at the option of Purchaser, by issuing to the Company Indemnified Party a number of shares of Purchaser Common Stock equal to the dollar amount of the indemnification claim(s) to be so paid divided by the Purchaser Common Stock Price on the date of payment.

7.4.          Limitations and General Indemnification Provisions.

(a)            No Company Owner shall be required to indemnify the Purchaser Indemnified Parties, collectively, in any amount in excess of the number of shares of Purchaser Common Stock actually received by the applicable Company Owner. The Purchaser shall not be required to indemnify the Company Indemnified Parties, collectively, in a dollar amount in excess of the number of shares of Purchaser Common Stock actually issued by the Purchaser hereunder as Consideration pursuant to Section 1.2 multiplied by the Purchaser Common Stock Price as of the Closing Date.

(b)            The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.

(c)            In any claim for indemnification under this Agreement, no Person shall be required to indemnify any Person for special damages, unless such special damages are actually awarded and paid to a third party.

(d)            Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, exemplary damages, or punitive damages (unless actually ordered to be paid by a court of competent jurisdiction and actually paid to a third party), under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

7.5.          Indemnification Procedures.

(a)            The Owners’ Representative shall have the sole right to act on behalf of the Company Owners with respect to any indemnification claims made pursuant to this ARTICLE VII, including defending and settling any claims hereunder and receiving any notices on behalf of the Indemnifying Parties.

(b)            In order to make a claim for indemnification hereunder, the Indemnified Party must provide written notice (a “Claim Notice”) of such claim to the applicable Indemnifying Parties and to the other Parties within ten (10) days of the Indemnified Party becoming aware of the basis for such claim, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Indemnified Party may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Indemnifying Parties and to the other Parties); provided, that the copy of any Claim Notice provided to any Party other than the Indemnifying Parties or the Owners’ Representative shall be redacted for any confidential or proprietary information of the Indemnifying Party or the Indemnified Party described in clause (i).

(c)            In the case of any claim for indemnification under this ARTICLE VII arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), the Indemnified Party must give a Claim Notice with respect to such Third Party Claim to the Owners’ Representative or the Purchaser, as the case may be, promptly (but in no event later than ten (10) days) after the Indemnified Party’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. The Indemnifying Party will have the right to defend and to direct the defense against any such Third Party Claim, at its expense and with counsel selected by the Indemnifying Party, unless (i) the Indemnifying Party fails to acknowledge fully to the Indemnified Party the obligations of the Indemnifying Party to the Indemnified Party within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of such defense, or (B) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnified Party. If the Indemnifying Party elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party will, at the request and expense of Indemnifying Party, cooperate in the defense of such Third Party Claim. If the Indemnifying Party elects not to, or at any time is not entitled under this Section 7.5 to, compromise or defend such Third Party Claim, fails to notify the Indemnified Party of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss. The Indemnifying Party’s right to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Indemnified Party (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Indemnifying Party’s right to compromise or settle in accordance with the immediately preceding sentence, the Indemnifying Party may not settle or compromise any Third Party Claim over the objection of the Indemnified Party; provided, however, that consent by the Indemnified Party to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to direct the defense.

(d)            With respect to any direct indemnification claim that is not a Third Party Claim, the Indemnifying Party will have a period of ten (10) days after receipt of the Claim Notice to respond thereto. If the Indemnifying Party does not respond within such ten (10) days, the Indemnifying Party will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this ARTICLE VII and will have no further right to contest the validity of such Claim Notice. If the Owners’ Representative on behalf of the Indemnifying Party responds within such ten (10) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Indemnified Party will be free to pursue such remedies as may be available under this Agreement (subject to Section 10.9), any Ancillary Documents or applicable Law.

7.6.          Exclusive Remedy. From and after the Closing, except with respect to claims seeking injunctions or specific performance, or claims under the terms of the Letters of Transmittal or other Ancillary Documents, indemnification pursuant to this ARTICLE VII shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

7.7.          Time Limit. The obligations of the Parties with respect to indemnification pursuant to this ARTICLE VII shall expire on the Expiration Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this ARTICLE VII which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the indemnified Party.

ARTICLE VIII
CLOSING CONDITIONS

8.1.          Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company, the Purchaser and the Owners’ Representative of the following conditions:

(a)            Any stock exchange or regulatory review (including any review by the SEC or by Nasdaq) required to be completed prior to consummation of the transactions contemplated by this Agreement has been completed, and the Company and the Purchaser, as the case may be, shall have received any stock exchange or regulatory approvals required to be received prior to consummation of the transactions contemplated by this Agreement as of the Closing.

(b)            All consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement, shall have been obtained or made.

(c)            The consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 8.1(d) shall have each been obtained or made.

(d)            No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(e)            There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(f)            The actions set forth in Section 2.2 shall have been completed.

8.2.          Conditions to Obligations of the Company and the Company Owners. In addition to the conditions specified in Section 8.1, the obligations of the Company and the Company Owners to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company and the Owners’ Representative on behalf of the Company Owners) of the following conditions:

(a)            All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by the Purchaser pursuant hereto shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, or, if qualified as to materiality shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date, provided, however, that those representations and warranties that address matters only as of a particular date shall be true and correct in all material respects as of such date, or, if qualified as to materiality shall be true and correct in all respects as of such date.

(b)            The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date, including, without limitation, the delivery of the items as set forth in Section 8.2(d).

(c)            No Purchaser Material Adverse Effect shall have occurred since the date of this Agreement.

(d)            Closing Deliveries. At the Closing, the Purchaser shall deliver to the Owners’ Representative:

(i)           a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), Section 8.2(b) and Section 8.2(c);

(ii)           a certificate from its secretary certifying as to (A) copies of the Purchaser’s Governing Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound;

(iii)          a good standing certificate for the Purchaser certified as of a date no later than ten (10) days prior to the Closing Date from the Secretary of State of the State of Delaware;

(iv)          a copy of the Voting Agreement duly executed by an authorized officer of Purchaser; and

(v)          copies of the Employment Agreements, each duly executed by an authorized officer of Purchaser.

8.3.          Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 8.1, the obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a)            All of the representations and warranties of the Company and the Company Owners set forth in this Agreement and in any certificate delivered by the Company or the Owners’ Representative pursuant hereto shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, or, if qualified as to materiality shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date, provided, however, that those representations and warranties that address matters only as of a particular date shall be true and correct in all material respects as of such date, or, if qualified as to materiality shall be true and correct in all respects as of such date.

(b)            The Company and the Company Owners shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date, including, without limitation, the delivery of the items as set forth in Section 8.3(d).

(c)            No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement.

(d)            Closing Deliveries. At the Closing, the Owners’ Representative shall deliver to the Purchaser:

(i)           a certificate, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c);

(ii)           a certificate from the Company’s secretary certifying as to (A) copies of the Company’s Governing Documents as in effect as of the Closing Date, and (B) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound;

(iii)          a good standing certificate (or similar documents applicable for such jurisdictions) for the Company certified as of a date no later than ten (10) days prior to the Closing Date from the Secretary of State of the State of Florida;

(iv)          a copy of the Voting Agreement duly executed by the counterparties thereto other than Purchaser; and

(v)          copies of the Employment Agreements, each duly executed by the counterparties thereto other than Purchaser.

(e)            The Exchange Agent shall have received from each Company Owner: (A) a form of assignment of the Purchased Interests transferring such Purchased Interests to the Purchaser as contemplated herein; and (B) such other documents and executed instruments of transfer in respect of the equity interests of the Company as may be reasonably requested by the Exchange Agent and in form reasonably acceptable for transfer on the books of the Company.

8.4.          Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX
TERMINATION AND EXPENSES

9.1.          Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)        by mutual written consent of the Purchaser, the Company and the Owners’ Representative;

(b)        by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in ARTICLE VIII have not been satisfied or waived by December 31, 2018 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)        by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)        by written notice by the Company, if (i) there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) five (5) days after written notice of such breach or inaccuracy is provided by the Company or (B) the Outside Date;

(e)        by written notice by the Purchaser, if (i) there has been a breach by the Company or Company Owner of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) five (5) days after written notice of such breach or inaccuracy is provided by the Purchaser or (B) the Outside Date;

(f)        by written notice by the Purchaser if there shall have been a Material Adverse Effect on the Company following the date of this Agreement which is uncured and continuing;

(g)        by written notice by the Company if there shall have been a Purchaser Material Adverse Effect following the date of this Agreement which is uncured and continuing; or

(h)        by the Company or the Owners’ Representative pursuant to Section 6.2.

9.2.         Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become of no further force or effect, provided however, that: (i) Section 6.5, Section 6.6, ARTICLE VII, ARTICLE X and this Section 9.2, and any such additional Sections as required to give effect to the same, shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation herein or in any Ancillary Document prior to termination of this Agreement.

ARTICLE X
GENERAL PROVISIONS

10.1.        Notices. Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the Party providing notice shall within two (2) Business Days provide notice by another method under this Section 10.1) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to the Owners’ Representative or, prior to the Closing, the Company, to:

Simplicity Esports, LLC

Attn: Steven Grossman

7000 W. Palmetto Park Road, Suite 306

Boca Raton, FL 33433

Email: sgrossman@simplicityesports.com

with a copy (which will not constitute notice) to: Attn: Anthony L.G., PLLC Attn: Laura Anthony Facsimile No.: 561-514-0832 Email: Lanthony@anthonypllc.com

If to Purchaser or, after the Closing, the Company, to:

Smaaash Entertainment Inc.

1345 Avenue of the Americas, 15th Floor
New York, New York 10105
Attention: F. Jacob Cherian
Facsimile No.:

Email: fjc@i-amcapital.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention: Barry Grossman, Esq.
Facsimile No.: (212) 370-7889

Email: bigrossman@egsllp.com

or, to such other individual or address as a Party may designate for itself by notice given as herein provided.

10.2.        Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

10.3.        Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.4.        Assignment. This Agreement may not be assigned by any Party without the prior written consent of the other Parties, and any attempted assignment in violation of this Section 10.4 will be null and void ab initio; provided, however, that after the Closing, Purchaser and the Company may assign its rights and benefits hereunder (i) to any Affiliate of Purchaser or the Company, as applicable (provided, that Purchaser or the Company, as applicable, shall remain primarily responsible for its obligations hereunder), (ii) to any Person acquiring all or substantially all of the assets of Purchaser and its Subsidiaries taken as a whole or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole or a majority of the outstanding equity securities of Purchaser or the Company (whether by stock purchase, merger, consolidation or otherwise); provided, that the assignee expressly assumes the obligations of Purchaser or the Company, as applicable, hereunder or (iii) as security to any Person providing debt financing to Purchaser or its Affiliates for the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each Party.

10.5.        No Third-Party Beneficiaries. Except for the indemnification rights of the Indemnified Parties set forth herein, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

10.6.        Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties. Notwithstanding anything to the contrary contained herein: (a) the failure of any Party at any time to require performance by the other of any provision of this Agreement will not affect such Party’s right thereafter to enforce the same; (b) no waiver by any Party of any default by any other Party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting Party, and no such waiver will be taken or held to be a waiver by such Party of any other preceding or subsequent default; and (c) no extension of time granted by any Party for the performance of any obligation or act by any other Party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

10.7.        Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with the Ancillary Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

10.8.        Remedies. Except as specifically set forth in this Agreement, any Party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such Party may have been granted at any time under any other contract or agreement and all of the rights which such Party may have under any applicable Law. Except as specifically set forth in this Agreement, any such Party will be entitled to (a) enforce such rights specifically, without posting a bond or other security or proving damages or that monetary damages would be inadequate, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law. The exercise of any remedy by a Party will not preclude the exercise of any other remedy by such Party.

10.9.        Dispute Resolution. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.9) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.9. A Party must, in the first instance, provide written notice of any Disputes to the other Parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other Parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any Party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each Party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the Parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each Party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any Party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or Parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York, and the language of the arbitration shall be English.

10.10.      Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to its choice of law principles). Subject to Section 10.9, for purposes of any Action arising out of or in connection with this Agreement or any transaction contemplated hereby, each Party (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New York County, State of New York (or in any court in which appeal from such courts may be taken), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 10.1 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 10.10, (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action, and (d) waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law or in equity.

10.11.      Waiver of Jury Trial. The Parties hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with such agreements, in each case whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Each party acknowledges that it has been informed by the other Parties that this Section 10.11 constitutes a material inducement upon which they are relying and will rely in entering into this Agreement. Any party may file an original counterpart or a copy of this Section 10.11 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

10.12.      Interpretation. The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iv) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (v) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vi) the term “or” means “and/or”; (vii) reference to “dollars” or “$” shall mean United States Dollars; (viii) reference to any statute includes any rules and regulations promulgated thereunder; (ix) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (x) except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule” and “Exhibit” are intended to refer to Sections, Schedules and Exhibits to this Agreement. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

10.13.      Specific Performance; Attorneys’ Fees. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

10.14.      Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.

10.15.      Owners’ Representative.

(a)          By the execution and delivery of this Agreement, the Company and each Company Owner on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Jed Kaplan, in his capacity as the Owners’ Representative, as the true and lawful agent and attorney-in-fact of such Person with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Owners’ Representative is a party, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Owners’ Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Documents to which the Owners’ Representative is a party, including: (i) bringing, managing, controlling, defending and settling on behalf of an Indemnified Party or Indemnifying Party any indemnification claims by or against any of them under ARTICLE VII, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 7.5; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Owners’ Representative is a party (provided, that any such action, if material to the rights and obligations of the Company Owners in the reasonable judgment of the Owners’ Representative, will be taken in the same manner with respect to all Company Owners unless otherwise agreed by each Company Owner who is subject to any disparate treatment of a potentially adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Owners’ Representative is a party; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Owners’ Representative, in its sole discretion, deems necessary or advisable in the performance of its duties as the Owners’ Representative and to rely on their advice and counsel; (v) incurring and paying expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vi) determining to provide, and providing, any consents or approvals that may be given by the Company or the Company Owners pursuant to the transactions contemplated herein; and (vii) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Owners’ Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Owners’ Representative, including any agreement between the Owners’ Representative and the Purchaser or any Indemnified Party relating to the defense or settlement of any claims for which an Indemnifying Party may be required to indemnify an Indemnified Party pursuant to ARTICLE VII shall be binding upon the Company, each Company Owner and their respective successors and assigns, and the Company, each Company Owner and their respective successors and assigns shall not have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.15 are irrevocable and coupled with an interest. The Owners’ Representative hereby accepts its appointment and authorization as the Owners’ Representative under this Agreement

(b)          Any other Person, including the Purchaser, the Company and the Indemnified Parties and the Indemnifying Parties, may conclusively and absolutely rely, without inquiry, upon any actions of the Owners’ Representative as the acts of Company and the Company Owners hereunder or any Ancillary Document to which the Owners’ Representative is a party. The Purchaser, the Company and each Indemnified Party and Indemnifying Party shall be entitled to rely conclusively on the instructions and decisions of the Owners’ Representative as to (i) the settlement of any claims for indemnification by an Indemnified Party pursuant to ARTICLE VII (ii) any payment instructions provided by the Owners’ Representative or (iii) any other actions required or permitted to be taken by the Owners’ Representative hereunder, and neither the Company, any Company Owner nor any Indemnifying Party shall have any cause of action against the Purchaser, the Company or any other Indemnified Party for any action taken by any of them in reliance upon the instructions or decisions of the Owners’ Representative. The Purchaser, the Company and the other Indemnified Parties shall not have any liability to the Company or any Company Owner or Indemnifying Party for any allocation or distribution among the Company Owners by the Owners’ Representative of payments made to or at the direction of the Owners’ Representative. All notices or other communications required to be made or delivered to the Company or a Company Owner under this Agreement or any Ancillary Document to which the Owners’ Representative is a party shall be made to the Owners’ Representative for the benefit of such Company Owner, and any notices so made shall discharge in full all notice requirements of the other Parties or thereto to such Company Owner with respect thereto. All notices or other communications required to be made or delivered by the Company or a Company Owner shall be made by the Owners’ Representative (except for a notice under Section 10.15(d) of the replacement of the Owners’ Representative).

(c)          The Owners’ Representative will act for the Company and the Company Owners on all of the matters set forth in this Agreement in the manner the Owners’ Representative believes to be in the best interest of the Company and the Company Owners, but the Owners’ Representative will not be responsible to the Company or the Company Owners for any Losses that Company or the Company Owners or Indemnifying Party may suffer by reason of the performance by the Owners’ Representative of the Owners’ Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Owners’ Representative in the performance of its duties under this Agreement. The Company agrees to indemnify, defend and hold the Owners’ Representative harmless from and against any and all Losses reasonably incurred or suffered as a result of the performance of the Owners’ Representative’s duties under this Agreement, except for any such liability arising out of the bad faith, gross negligence or willful misconduct of the Owners’ Representative. The Owners’ Representative will not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but will be entitled to the payment from the Company of all its expenses incurred as the Owners’ Representative.

(d)          If the Owners’ Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Owners, then the Company Owners shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Owners’ Representative (by vote or written consent of the Company Owners holding in the aggregate Pro Rata Share as determined as of such date in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Owners’ Representative” for purposes of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

Purchaser:

SMAAASH ENTERTAINMENT INC.

By:	/s/ F. Jacob Cherian
Name: F. Jacob Cherian
Title: Chief Executive Officer

The Company:

SIMPLICITY ESPORTS, LLC

By:	/s/ Jed Kaplan
Name: Jed Kaplan
Title: Managing Partner

Owners’ Representative:

/s/ Jed Kaplan
Name: Jed Kaplan

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Company Owners:

JED KAPLAN Roth IRA

By:	/s/ Jed Kaplan
Name:	Jed Kaplan
Title:	Owner

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JED KAPLAN Sep IRA

By:	/s/ Jed Kaplan
Name:	Jed Kaplan
Title:	Owner

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Jamie Kaplan Sep IRA

By:	/s/ Jamie Kaplan
Name:	Jamie Kaplan
Title:	Owner

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Timothy P Schenden Sep IRA

By:	/s/ Timothy P Schenden
Name:	Timothy Schenden
Title:	Owner

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John Marchese IRA

By:	/s/ John Marchese
Name:	John Marchese
Title:	Owner

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Steven Grossman IRA

By:	/s/ Steven Grossman
Name:	Steven Grossman
Title:	Owner

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Michael P Zahalsky PSP

By:	/s/ Michael Zahalsky
Name:	Michael Zahalsky
Title:	Partner

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Zahalsky Investment Holdings LLLP

By:	/s/ Michael Zahalsky
Name:	Michael Zahalsky
Title:	Partner

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Mad Money Entertainment _______

By:	/s/ Michael Cohen
Name:	Michael Cohen
Title:	President

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Cant Fish, LLC

By:	/s/ Ryan Fisher
Name:	Ryan Fisher
Title:	Owner

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Iris Cantor Trust

By:	/s/ Iris Cantor
Name:	Iris Cantor
Title:	Manager

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One Plus Four LLC

By:	/s/ Iris Cantor
Name:	Iris Cantor
Title:	Trustee

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Bryan Rosenblatt

By:	/s/ Bryan Rosenblatt
Name:	Bryan Rosenblatt

[Signature Page to Share Exchange Agreement]

John Desiderio Trust

By:	/s/ John T. Desiderio
Name:	John T. Desiderio
Title:	Trustee

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Scythe LLC

By:	/s/ Steven J. Demetriou
Name:	Steven J. Demetriou
Title:	Chairman

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Bill Yates

By:	/s/ Bill Yates
Name:	Bill Yates

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Steven Grossman

By:	/s/ Steven Grossman
Name:	Steven Grossman

[Signature Page to Share Exchange Agreement]

Jed Kaplan

By:	/s/ Jed Kaplan
Name:	Jed Kaplan

[Signature Page to Share Exchange Agreement]

James L Orleans IRA

By:	/s/ James L Orleans
Name:	James L Orleans
Title:

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Exhibit A

1.         Certain Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Exchange Act.

“Ancillary Documents” means the Employment Agreements, the Voting Agreement, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.

“Benefit Plan” means any pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York City, New York.

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Company Owners” means, collectively, the holders of equity of the Company as set forth on Exhibit B attached hereto.

“Confidential Information” means any information concerning the business and affairs of the applicable Person or its Affiliates, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed relating to such Person by third parties to the extent that they have an obligation of confidentiality in connection therewith, provided, however, that “Confidential Information” will not include any information which, at the time of disclosure, is generally available publicly and was not disclosed in breach of this Agreement by a Party or its Representatives to whom the Confidential Information was provided.

“Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

A-1

“Copyrights” means all works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“DGCL” means the Delaware General Corporations Law.

“Disclosure Schedules” means the disclosure schedules to this Agreement dated as of the date hereof and forming a part of this Agreement.

“Enforceability Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governing Documents” means, with respect to any entity, its certificate of incorporation, certificate of formation or similar charter document and its bylaws, operating agreement or similar governing document.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, and includes any Person acting on behalf of a Governmental Authority.

“Indebtedness” means, without duplication, (a) the outstanding principal of, and accrued and unpaid interest on, all bank or other third party indebtedness for borrowed money of the Company, including indebtedness under any bank credit agreement and any other related agreements and all obligations of the Company evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable, (b) all obligations of the Company for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (c) all obligations of the Company issued or assumed for deferred purchase price payments, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by the Company, whether periodically or upon the happening of a contingency, (e) all obligations of the Company secured by a Lien on any asset of the Company, whether or not such obligation is assumed by the Company, (f) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness, and (g) all obligation described in clauses (a) through (f) above of any other Person which is directly or indirectly guaranteed by the Company or which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. In no event shall Indebtedness include trade payables.

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“Intellectual Property” means all of the following, including any applications to register any of the following, as they exist in any jurisdiction throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) Software; (g) rights of publicity and privacy, and moral rights; and (h) all licenses, sublicenses, permissions, and other agreements related to the preceding property.

“IRS” means the U.S. Internal Revenue Service or any successor entity.

“Knowledge” means: (i) with respect to the Company, the actual knowledge of Jed Kaplan or Steven Grossman, after reasonable due inquiry; (ii) with respect to any Company Owner shall mean the actual present knowledge of a particular matter by such Company Owner; and (iii) with respect to the Purchaser, the actual present knowledge of a particular matter by any of the executive officers or directors of the Purchaser, after reasonable due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured, or determined or determinable, including those arising under any Law, Action, Order or Contract.

“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, customer relationships, properties, prospects, assets, Liabilities, condition (financial or otherwise), operations, regulatory environment, licenses or other franchises or results of operations of the subject Party, or materially diminish the value of the subject Party’s equity interests, if any, or (b) does or would reasonably be expected to materially impair or delay the ability of the subject Party to perform its obligations under this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby; provided, however, that with respect to any Party, a Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or the application or interpretation thereof, (D) the industries in which such Party primarily operates and not specifically relating to such Party or (E) a natural disaster (provided, that in the cases of clauses (A) through (E), such Party is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as such Party).

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“Noteholder” means Maxim Group LLC.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award that is or has been made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; (b) such action is not required to be authorized by the equity holders of such Person, the board of directors (or equivalent) of such Person or any committee of the board of directors (or equivalent) of such Person and does not require any other special authorization of any nature; and (c) such action is taken in accordance with sound and prudent business practice.

“Party” means any of Purchaser, the Company, each Company Owner and the Owners’ Representative.

“Patents” means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

“Permitted Liens” means any (a) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable; (b) Liens for current taxes not yet due and payable; (c) any items or matters as set forth in the Disclosure Schedules; (d) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of the Company; and (e) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the business of the Company.

“Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned, used or leased by the Company and used or useful, or intended for use, in the conduct or operations of the Company’s business.

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“Purchaser Common Stock” means shares of common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Common Stock Price” means an amount equal to the closing sales price per share on the exchange or stock market such securities trade on as of the date such determination is made; provided, that in the event that any equity securities are issued or issuable by Purchaser (or its successor) after the Closing with respect to shares of Purchaser Common Stock (whether by way of any equity dividend, equity split or reverse equity split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporation reorganization, but excluding shares of Purchaser Common Stock issued in connection with any exercise of the Purchaser Warrants), the Purchaser Common Stock Price thereafter will be equitably adjusted for any such events as reasonably determined in good faith by Purchaser.

“Purchaser Market Capitalization” means a dollar amount equal to the number of shares of Purchaser Common Stock then issued and outstanding, multiplied by the weighted average closing sale price of a share of Purchaser Common Stock over the prior 15 trading days on the primary trading market on which the Purchaser Common Stock trades as of the measurement dates.

“Purchaser Shareholder Approval” means the approval of the issuance of the Consideration by the requisite vote of shareholders of Purchaser, if needed in accordance with the DGCL, Nasdaq Stock Market Rules, Purchaser’s Governing Documents, and SEC proxy rules.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“SEC” means, the United States Securities and Exchange Commission.

“Securities Act” means, the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Exchange Agreement” means the Securities Exchange Agreement made as of December 20, 2018, by and among Purchaser and the Noteholder.

“Software” means all computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

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“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise, and any Liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (as defined in Section 1504(a) of the Code) (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Trademarks” means all trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

2.         Other Defined Terms. The following capitalized terms, as used in the Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
AAA	10.9
AAA Procedures	10.9
Actual Closing Net Working Capital	1.4(b)Error! Reference source not found.
Agreement	Preamble
Bank Account	3.20
Term	Section
Claim	7.5(b) 6.17
Claim Notice	7.5(b)
Click Wrapped Software	3.10(b)
Closing	2.1
Closing Consideration	1.2(a)
Closing Date	2.1
Company	Preamble

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Term	Section
Company Indemnified Party	7.2(c)
Company Real Property Leases	3.1
Company Owners	Preamble
Company Software	3.10(b)
Consideration	1.2(a)
Current Assets	1.4(d)
Current Liabilities	1.4(d)1.2(a)
Dispute	10.9
Employment Agreements	1.5
Exchange Agent	1.8
Estimated Closing Net Working Capital	1.4(a)
Expenses	10.2
Expiration Date	7.1
First Contingent Payment	1.2(b)
First Payment Condition	1.2(b)
Grossman Employment Agreement	1.5
Indemnified Party	7.2(c)
Indemnifying Party	7.2(c)

Initial Payment	1.2(a)

Interim Period	6.1(a)
Kaplan Employment Agreement	1.5
Term	Section

Loss	7.2(a)
Material Contract	3.14(a)

Minimum Closing Cash Amount	1.4(c)
Net Working Capital	1.4(d)
Outside Date	9.1(b)
Owned IP	3.10(a)
Owners’ Representative	Preamble
Pro Rata Share	1.2(a)
Purchaser	Preamble
Purchaser Indemnified Party	7.2(a)
Purchaser Indemnifying Party	7.2(c)

Purchaser Material Adverse Effect	5.1
Related Person	3.19
Resolution Period	10.9
Second Contingent Payment	1.2(c)
Second Payment	1.2(a)
Second Payment Condition	1.2(c)
Second Payment	1.2(a)
Series A-1 Note	1.2(a)
Series A-2 Note	1.2(a)
Third Contingent Payment	1.2(d)
Third Payment Condition	1.2(d)
Third Party Claim	7.5(c)
Trust Accounts	6.17

[Signature Page to Share Exchange Agreement]

Exhibit B

Company Owners and Pro-Rata Share

(Attached)

D-1